UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549
                             FORM 8-K

          CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
              OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported):

                         January 28, 2000

                Commission File Number: 2-78335-NY

               -----------------------------------

                   PROVIDENTIAL HOLDINGS, INC.
      (Exact name of registrant as specified in its charter)

Nevada                                                 13-3121128
(State or other jurisdiction of                  (I.R.S. Employer
 incorporation or organization)               Identification No.)

8700 Warner Avenue, Suite 100, Fountain Valley, CA          92708
(Address of principal executive offices)               (Zip Code)

                          (714) 596-0244
         (Issuer's telephone number, including area code)

                       J R CONSULTING, INC.
     180 Varick Street, 13th floor, New York, New York 10014
       (Former name, former address and former fiscal year,
                  if changed since last report)

Item 1.  Changes in Control of Registrant

     Effective January 14, 2000, the Boards of Directors and shareholders of JR Consulting, Inc. ("JRCI" or the "Comany") and Providential Securities, Inc. ("Providential") approved a Corporate Combination Agreement (the "Agreement") between the two companies, which, after waiver of pre-conditions, has been concluded. Pursuant to the Agreement, the name of JRCI has been changed to Providential Securities, Inc., and subsequently, on February 14, 2000, to Providential Holdings, Inc., with a trading symbol change to "PRVH". Effective January 14, 2000, the Company declared a one-for-two reverse stock split of its common stock, resulting in approximately 26,690,629 total issued and outstanding shares of the Company.

     Under the terms of the Agreement, JRCI has agreed to issue 40,000,000 pre-reverse-split shares of its restricted common stock to the former shareholders of Providential, as consideration for all of the issued and outstanding shares of Providential, resulting in a total of 53,381,258 (26,690,629 post-reverse-split) issued and outstanding shares of the Company, of which the Providential shareholders control approximately 74.9%. The new Board of Directors of the Company consists of Henry Fahman, Tina Phan and Nhi T. Le. The new officers of the Company are Henry Fahman as President, Tina Phan as Secretary and Theodore Fahman as Treasurer. The new officers and directors have stepped in and assumed all day-to-day operations of the Company. The Company will file audited financials for the combined entities within 60 days.

     Providential Securities offers a wide spectrum of securities investment products and services to individual and institutional investors. Providential buys and sells securities for its customers through a number of different markets and provides real-time online investing and trading for both Level I and Level II through its website at www.providentialonline.com. Providential is a member of the National Association of Securities Dealers (NASD), Securities Investor Protection Corporation (SIPC) and Municipal Rule-Making Board (MSRB).



                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: February 18, 2000               /s/ Henry Fahman
                                      Henry Fahman,
                                      President and Chairman


Date: February 18, 2000               /s/ Tina Phan
                                      Tina Phan,
                                      Secretary and Director